Exhibit 10.19

FORM OF CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT, dated effective January 6, 2004, is by and between             (Executive) and Aetrium Incorporated (Company).

RECITALS

A. The Company may from time to time consider the possibility of a Change of Control.

B. The Company believes it to be in its best interests to provide Executive with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C. In order to provide Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Company believes it to be in its best interests to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change of Control.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties agree as follows:

1. Definitions.

1.1 Base Pay means Executive’s annual base salary from the Company at the rate as in effect 180 days prior to the applicable Change of Control or as thereafter increased. Base Pay includes only regular cash salary and is determined before any reduction or deduction of any kind.

1.2 Cause means (a) willful engagement by Executive in misconduct that is materially and demonstrably injurious to the Company and its subsidiaries, taken as a whole, or (b) Executive’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct that constitutes a felony and that either is materially and demonstrably injurious to the Company and its subsidiaries, taken as a whole, or impairs Executive’s ability to perform substantially his duties with the Company. No act or failure to act by the Executive will be considered “willful” unless done or omitted to be done by the Executive without a reasonable and actual belief that the action or omission was in the best interests of the Company and its subsidiaries.

Exhibit 10.19

1.3 Change of Control means the occurrence of any of the following:

     a) The sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company, in one transaction or in a series of related transactions.

     b) The approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

     c) Any Person, other than a “bona fide underwriter,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 40 percent of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors. A “bona fide underwriter” is any Person engaged in business as an underwriter of securities that acquires securities of the Company from the Company through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

     d) A merger, consolidation or exchange to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger, consolidation or exchange have, solely on account of ownership of securities of the Company at such time, “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger, consolidation or exchange of securities of the surviving or acquiring corporation representing less than 65 percent of the combined voting power of the surviving or acquiring corporation’s then outstanding securities ordinarily having the right to vote at elections of directors.

     e) The “continuity directors” cease for any reason to constitute at least a majority of the Board of Directors of the Company (Board). A “continuity director” is each member of the Board on the date hereof, and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors who are continuity directors (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director without objection to such nomination).

1.4 Code means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

1.5 Exchange Act means the Securities Exchange Act of 1934, as amended.

1.6 Good Reason means any of the following:

     a) A change in Executive’s title(s), status, position(s), authority, duties, responsibilities or perquisites as an executive of the Company as in effect 180 days prior to the Change of Control or as thereafter enhanced that, in Executive’s reasonable judgment, is adverse.

Exhibit 10.19

     b) A reduction by the Company in Executive’s Base Pay, or an adverse change in the form or timing of the payment thereof, as in effect 180 days prior to the Change of Control or as thereafter increased [or a reduction in Executive’s target annual incentive award or bonus as in effect 180 days prior to the Change of Control or as thereafter increased].

     c) The failure by the Company to cover Executive under health and dental plans that, in the aggregate, provide substantially similar benefits to Executive and/or his family and dependents at a substantially similar total cost to Executive (e.g., premiums, deductibles, co-pays, out of pocket maximums and the like) relative to the benefits and total costs under the health and dental plans in which Executive (and/or his family or dependents) is participating at any time during the 180-day period immediately preceding the Change of Control.

     d) The Company’s requiring Executive to be based more than 20 miles from where his office is located immediately prior to the Change of Control, except for required travel on the Company’s business, and then only to the extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company during the 180-day period ending on the date of the Change of Control (without regard to travel related to or in anticipation of the Change of Control).

     e) The failure of the Company to obtain from any Successor, on or before the applicable Change of Control becomes effective, the valid and binding assumption of the Company’s obligations to Executive hereunder.

     f) Any refusal by the Company to continue to allow Executive to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Change of Control, Executive was not expressly prohibited by the Company from attending to or engaging in.

1.7 Person includes any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 13 (d) or Section 14(d) of the Exchange Act.

1.8 Successor is any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Company’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Company’s outstanding securities ordinarily having the right to vote at the election of directors, all or substantially all of its assets or otherwise.

Exhibit 10.19

2. Severance Benefits. In the event Executive’s employment is terminated by the Company other than for Cause, or by Executive for Good Reason, within 24 months after a Change of Control or prior to a Change of Control if the termination or the basis therefor was a condition of the Change of Control or at the request or insistence of a Person related to the Change of Control, in addition to all compensation, benefits and unreimbursed business expenses accrued at the time of such termination, Executive will be entitled to the following:

2.1 The Company will continue to pay the Executive’s Base Pay for a period of 24 months after such termination of employment in accordance with the Company’s regular payroll practices then currently in effect.

2.2 If the Executive timely elects continued coverage under the Company’s group medical plan or group dental plan pursuant to Code Section 4980B (“COBRA”), in accordance with ordinary plan practices, for the “premium subsidy period,” the Company will reimburse Executive in an amount equal to the difference between the amount Executive pays for such COBRA continuation coverage each month and the amount paid by a full-time active employee each month for the same level of coverage elected by Executive. For purposes of the preceding sentence, the “premium subsidy period” is the period that begins on the date Executive’s employment is terminated and ends on the earlier of: (a) 24 months following such termination date, or (b) the date on which Executive’s eligibility for COBRA continuation coverage ends.

3 Vesting of Options. Notwithstanding the terms of any Company stock options outstanding to Executive at the time of a Change of Control, (a) all Company stock options outstanding to Executive on the date of such Change of Control will become immediately exercisable in full upon such Change of Control and will remain exercisable for the full stated term thereof, and (b) no payments attributable to or made in lieu of any such stock option will be reduced or reduce any other payments under this Agreement to avoid application of Code Sections 280G or 4999.

4 Employment Taxes. All benefits to be provided to Executive in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.

5 Late Payments. All benefits under this Agreement will be paid without notice or demand. Benefits not paid under this Agreement when due will accrue interest at the rate of 18 percent per year or if less the maximum rate permitted under applicable law from the due date until paid in full. In the event any benefit under this Agreement is not paid or provided when due, all remaining Base Pay continuation payments will become immediately due and payable.

6 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto. On or before any Change of Control, the Company will require any Successor to expressly assume and agree to perform the obligations of this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Exhibit 10.19

7 Disputes. If Executive so elects, any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration in Minneapolis, Minnesota in accordance with the rules of the American Arbitration Association; provided, that Executive may seek specific performance of his or her right to receive benefits during the pendency of any dispute or controversy arising under or in connection with this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. If any dispute, controversy or claim for damages arising under or in connection with this Agreement is settled by arbitration, the Company will pay, or if elected by Executive, reimburse, all fees, costs and expenses incurred by Executive related to such arbitration unless the arbitrator decides that the claim was frivolous or advanced by Executive in bad faith. If Executive does not elect arbitration, he may pursue all available legal remedies. The Company will promptly on demand pay, or if elected by Executive, reimburse Executive for, all fees, costs and expenses incurred by Executive in connection with any actual, threatened or contemplated arbitration or litigation relating to this Agreement to which Executive is or reasonably expects to become a party, whether or not initiated by Executive, subject to reimbursement to the Company only in the event of litigation initiated by Executive and only in the event a court of competent jurisdiction determines that Executive initiated such arbitration or litigation in bad faith.

8 Nonwaivers of Rights. No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be effective unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right hereunder.

9 Validity of Provisions; Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and (c) the remainder of this Agreement will remain in full force and effect.

10 Governing Law. This Agreement has been negotiated and entered into in the State of Minnesota, will be deemed to be a Minnesota contract, and will be governed by the laws of Minnesota as to interpretation and performance without regard to conflict of laws principles.

Exhibit 10.19

11 No Mitigation. Executive will not be required to mitigate the amount of any benefits the Company becomes obligated to provide in connection with this Agreement by seeking other employment or otherwise and the benefits to be provided in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits Executive may receive from other sources.

12 Obligations Absolute; No Set-off. The Company’s obligations hereunder are absolute and unconditional and will not be affected by any circumstances. The Company has no right to set-off benefits owed under this Agreement against amounts owed or claimed to be owed by Executive to the Company under this Agreement or otherwise.

13 Notices. Notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to Executive’s or the Company’s respective address as the case may be. Any notice of a change of address will be effective only upon receipt by the other party.

14 No Employment or Service Contract. Nothing in this Agreement is intended to provide Executive with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way Executive’s rights or the rights of the Company, which rights are hereby expressly reserved, to terminate Executive’s employment at any time for any reason or no reason whatsoever, with or without cause.

15 Entire Agreement; Modifications. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, all prior and contemporaneous oral and written discussions and agreements being merged herein and superseded hereby, and may not be modified except by a writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

Aetrium Incorporated

By:

Its [Title]	[Name]